Exhibit 10.2

employment AGREEMENT PURSUANT TO
SECTION 7:610 (et seq.) of the Dutch Civil
Code (DCC)

August 20, 2019

Employment agreement between

(1)	uniQure biopharma B.V., a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with registered office at Amsterdam and principal place of business at Paasheuvelweg 25a, (1105 BP) Amsterdam (the Employer); and

(2)	Sander van Deventer born on November 1, 1954 (the Employee);

each “a Party”, collectively, “the Parties”.

The Parties agree as follows:

1	Commencement date Agreement and position

1.1	On August 20, 2019 (the “Effective Date”), this employment agreement (the “Agreement”) will become effective and Employee shall continue his employment with Employer in a new role, assuming a part-time (80%), 0.8 FTE, position with the Employer in the position of Executive Vice President, Research and Product Development. Employee undertakes to perform all the activities as set out in Exhibit A (Job Description) and that can reasonably be assigned to him by or on behalf of the Employer and which are related to the Employer's business. To the best of his ability in doing so, the Employee will comply with the instructions given to him by or on behalf of the Employer.

1.2	This Agreement replaces and supersedes the prior Employment Agreement dated August 4, 2017, which is contemporaneously terminated as of the Effective Date of this Agreement.

1.3	The Employer shall be entitled to assign other duties than the usual activities of the Employee, or to alter the position of the Employee if in the reasonable opinion of the Employer the business circumstances so require.

1.4	The Employee shall not be engaged in any business activity which, in the judgment of the Employer, conflicts with Employee’s ability to carry out his duties for the Employer, whether or not such activity is pursued for pecuniary advantage, without the approval of the Board of Directors of uniQure N.V (the “Board”), other than business activities undertaken in his capacity as a general partner or venture partner of Forbion Capital Partners or its affiliated funds for up to 20% of his time. It is the mutual understanding that the Employee has resigned as Managing Partner of Forbion Capital Partners, it being understood that the Employee will thereafter continue as a venture partner or similar function with Forbion Capital Partners or its affiliated funds for up to 20% of his time.

1.5	The work will be performed at the office of the Employer at Paasheuvelweg 25a (1105 BP) in Amsterdam provided, however, that the Employee shall be required to travel from time to time for business purposes. The Employer reserves the right to change the location where the work is performed after consultation with the Employee.

1.6	The normal working hours for a full-time, 1.0 FTE position are 40 hours per week. The working hours are normally 8.5 hours a day with a thirty (30) minute lunch break.

Paasheuvelweg 25a	Chamber of Commerce:	1
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

2	Term and termination Agreement

2.1	The Agreement has been entered into for an indefinite period of time.

2.2	The Agreement will in any event, without notice being required, terminate as of the first day of the month following the date the Employee reaches the State pension age (AOW-gerechtigde leeftijd).

2.3	The Agreement can be terminated by each of the Parties with due observance of the statutory notice period of 4 months for the Employer and 2 months for the Employee.

2.4	Severance Payments.

2.4.1	lf the Agreement is terminated on the initiative of Employer, other than in the case of summary dismissal as referred to in article 7:677 of the Dutch Civil Code, long-term illness (article 7:669 section 3 under b Dutch Civil Code) or severely culpable acts or omissions by Employee as referred to in article 7:669 section 3 under the Dutch Civil Code, Employer shall grant the Employee severance pay equal to 100% of (i) the annual prorated base salary excluding 8% holiday allowance, plus (ii) the amount of the Target Bonus (i.e., 40% of the annual Pro-rata Base Salary (as defined in Clause 3)), excluding holiday allowance, (hereinafter: 'Severance Pay') subject to deductions that are authorized by Employee and/or required by applicable laws and regulations.

2.4.2	lf the Agreement is terminated on the initiative of Employer within twelve (12) months of a Change of Control (as defined below), other than in the case of summary dismissal as referred to in article 7:677 of the Dutch Civil Code, long-term illness (article 7:669 section 3 under b Dutch Civil Code) or severely culpable acts or omissions by Employee as referred to in article 7:669 section 3 under the Dutch Civil Code, claus 2.4.1 shall not apply and, instead, Employer shall grant the Employee severance pay equal to 150% of (i) the annual prorated base salary excluding 8% holiday allowance, plus (ii) the amount of the Target Bonus (i.e., 40% of the annual Pro-rata Base Salary), excluding holiday allowance, (hereinafter: 'Severance Pay on a Change of Control') subject to deductions that are authorized by Employee and/or required by applicable laws and regulations. Employer shall not owe any payments or partial payments of any kind under both clauses 2.4.1 and 2.4.2, which are mutually exclusive.

2.4.3	If Severance Pay under clause 2.4.1 or Severance Pay on a Change of Control under clause 2.4.2 is owed to the Employee, then the Employer shal grant the Employee additional severance pay equal to a prorated Target Bonus amount for the year of termination as provided in this clause (the “Pro-rata Bonus”). The Pro-rata Bonus shall be the product of the formula B x D/365 where B represents the Target Bonus (i.e., 40% of the annual Pro-rata Base Salary)), and D represents the number of days elapsed in the calendar year through the date of the separation of Executive’s employment from the Employer.

2.4.4	lf and insofar as Employee is entitled to the transition payment as referred to in article 7:673 of the Dutch Civil Code, this transition payment shall be deemed to be factored into the Severance pay, the Severand pay on a Change of Control, and the Pro-Rata Bonus.

Paasheuvelweg 25a	Chamber of Commerce:	2
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

2.4.5	In the event of a termination under this clause 2.4, the Employer shall provide 4 months' notice to the Employee. The Employer, in its sole discretion subject to applicable law, may choose to put the Employee on garden leave at any time during the notice period. Garden leave will be consldered equal to continuation of full time employment, but the Employee will be released trom his working duties. In the event that the Employee is placed on garden leave, the amount of the severance pay under this clause 2.4 will be reduced by an amount equivalent to the salary during the Employee's garden leave, and the effective date of the garden leave shall be the the date of the separation of Executive’s employment from the Employer for purposes of calculating the Pro-rata Bonus of clause 2.4.3.

2.4.6	In the event of a Change of Control as defined below, the vesting conditions that may apply to any stock options, restricted shares, restricted stock units, performance stock units or other grants of equity held by Executive pursuant to this Agreement and the Company’s Amended and Restated 2014 Share Incentive Plan will be automatically waived and shall be deemed fully vested immediately prior to the Change of Control event. All Stock Options will be deeed to be fully exercisable commencing on the date of and immediately prior to the Change of Control and ending on the eighteen (18) month anniversary of the Change of Control or, if earlier, the expiration of the term of such Stock Options.

2.4.7	For purposes of this Agreement, “Change of Control” shall mean the date on which any of the following events occurs:

2.4.7.1	any “person,” as such term is used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, as amended (the “Act”) (other than uniQure N.V. (the “Company”), any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

2.4.7.2	a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

2.4.7.3	the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty (50) percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Paasheuvelweg 25a	Chamber of Commerce:	3
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

3	Salary, bonus, equity and holiday allowance

3.1	The Employee’s annual salary will be EUR 348.000,00 gross (the “Pro-rata Base Salary”) based on 0.8 FTE (i.e., 80% of EUR 435,000), including an 8% holiday allowance. The salary, including the holiday allowance, shall be paid in 12 equal, monthly instalments of EUR 29.000,00.

3.2	The Employee shall be eligible for a bonus payment amounting to a target amount of 40% of his Pro-rata Base Salary (the “Target Bonus”). The Employee’s eligibility for a Target Bonus or any other bonus payment shall be dependent on the Employer guidelines and is at the full discretion of the Board.

3.3	Except as provided in clause 2.4, bonus payments, if any, will not be taken into account for the calculation of any possible severance payment upon termination of the Agreement. To be eligible for any bonus pursuant to this Agreement or otherwise pursuant to Employee’s employment with Employer, Employee must be in service of Employer on the date any bonus is paid.

3.4	Subject to Board of Directors’ approval at the next regularly scheduled uniQure N.V. Board meeting after execution of this Agreement, the Employee shall be granted Restricted Stock Units totaling 15,000 (fifteen thousand) ordinary shares of uniQure N.V., the terms of which shall reflect the standard three-year vesting and other terms and conditions contained in the uniQure N.V.’s Amended and Restated 2014 Share Incentive Plan. Such options will be approved by the Board of Directors of uniQure N.V. not later than at its next regularly scheduled meeting. The Executive will be eligible for future equity grants pursuant to the Company’s policies and procedures, which shall also be subject to pro-ration related to the Employee’s part-time status.

4	Overtime

The Employee undertakes to work overtime at the request of the Employer. The Employer does not pay any compensation for overtime.

5	Expenses

5.1	The costs for travelling from home to office shall be compensated in accordance with the Employer policy.

5.2	To the extent that the Employer has given prior approval for business travels, the Employer shall reimburse reasonable travel and accommodation expenses relating to such business travel incurred by the Employee in the performance of his duties upon submission of all the relevant invoices and vouchers within 30 days following completion of the business travel.

6	Holidays

6.1	The Employee is entitled to 30 business days holiday per year or a pro rata portion thereof if the Agreement commences and/or terminates during the calendar year and/or the Employee works part-time.

6.2	The statutory holiday days (20 days of the 30 per year on full time employment) shall be forfeited after 6 months after the end of the year in which the holiday days were accrued.

6.3	The Employer shall determine the commencement and the end of the holiday in consultation with the Employee. The Employee shall take his holidays in the period that the activities best allow this.

Paasheuvelweg 25a	Chamber of Commerce:	4
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

7	Illness

In the event of illness in the sense of section 7:629 Dutch Civil Code, the Employee must report sick to the Employer as soon as possible, but no later than 9 a.m. on the first day of illness. The Employee undertakes to comply with the rules related to reporting and inspection in the case of illness, as adopted from time to time by the Employer.

8	Insurance

The Employer will comply with the obligations under the Dutch Health Care Insurance Act.

9	Pension

The Employee shall be entitled to participate in the pension scheme of the Employer following Employer guidelines.

10	Confidentiality obligation

10.1	Both during the term of the Agreement and after the Agreement has been terminated for any reason whatsoever, the Employee shall not make any statements in any way whatsoever to anyone whomsoever (including other personnel of the Employer, unless these should be informed of anything in connection with the work they perform for the Employer), regarding matters, activities and interests of a confidential nature related to the business of the Employer and/or the Employer’s affiliates, of which the Employee became aware within the scope of his work for the Employer and the confidential nature of which he is or should be aware (“Confidential Information”). The Confidential Information includes, inter alia, information about the Employer’s products, processes and services, including but not limited to, information relating to research, development, inventions, manufacture, purchasing, engineering, marketing, merchandising and selling.

10.2	For all oral and written publications by the Employee, which can or could harm the interests of the Employer, prior approval from the Employer has to be obtained. This approval shall only be refused on sincere grounds based on those interests.

10.3	All information exchanged via the Employer’s email system is considered to be Employer’s proprietary information and should be taken care of accordingly.

10.4	The Employee agrees that the confidentiality obligations set forth in this clause 10 supersede the Employee’s obligations to any other company, fund or other organization with which the Employee may have a relationship (“Affiliated Entities”) and that any Confidential Information that Employee receives will only be used within the scope of his employment under this Agreement or any successor agreement with Employer and will not be used during the course of his relationship, or communicated through by any means to, any Affiliated Entity.

11	Documents

The Employee is prohibited from in any way having documents and/or correspondence and/or other information carriers and/or copies thereof in his possession that belong to the Employer and/or to the Employer’s affiliates, with the exception of the extent to which and as long as required for the performance of his activities for the Employer. In any event, the Employee is required, even without any request being made to that end, to return such documents and/or correspondence and/or other information carriers and/or copies thereof to the Employer immediately upon the end of the Agreement, or in the event the Employee is on non-active duty for any reason whatsoever.

Paasheuvelweg 25a	Chamber of Commerce:	5
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

12	Ban on ancillary jobs

During the term of the Agreement, without the prior written consent of the Employer, the Employee shall not accept any paid work or time-consuming unpaid work at or for third parties and will refrain from doing business for his own account, other than as provided in clause 1.4 above. For the avoidance of doubt the Employer shall not unreasonably withhold its consent for the Employee to take on any positions at third parties should the Employee fulfill such position as a Venture Partner of Forbion Capital Partners.

13	Non-competition and business relationship clause

13.1	Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall not be engaged or involved or have any share in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in any enterprise which conducts activities in a field similar to or otherwise competing with that of the Employer and/or the Employer’s affiliates, nor act, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, as an intermediary in relation to such activities. The activities contemplated by clause 1.4 shall not be deemed to be in breach of this clause 13.1.

13.2	Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall not perform or have performed professional services in connection with any product or research or development or commercialization that competes with products, or research or development or commercialization of Employer, directly or indirectly, whether on his own behalf or for third parties, nor enter into contacts, in that respect, directly or indirectly, whether on his own behalf or for third parties, with clients and/or relations of the Employer and/or the Employer’s affiliates and/or purchasers of products and/or services of the Employer and/or the Employer's affiliates. The activities contemplated by clause 1.4 shall not be deemed to be in breach of this clause 13.2

13.3	Clients and/or relations of the Employer and/or the Employer’s affiliates such as set out in article 13.2 of this Agreement shall in all events mean relations of the Employer and/or the Employer’s affiliates with which the Employer has or has had (business) contact in any manner whatsoever throughout the course of, or otherwise prior to the termination of, the Agreement.

13.4	Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall refrain from becoming engaged or involved in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in actively enticing away, taking (or causing to have taken) into employment, nor make use of, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, the type of work of employees or persons who in a period of one year prior to the termination of the Agreement of the Employee are or have been in the employment of the Employer and/or the Employer’s affiliates.

Paasheuvelweg 25a	Chamber of Commerce:	6
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

13.5	Employee acknowledges and agrees to adhere to this clause as the Employer has a serious business interest in binding the Employee to the non-competition and business relationship clause, due to the fact that (i) within the organization of the Employer competition-sensitive information as well as confidential information related to the Employer and its clients and relations, such as but not limited to products, or research or development or commercialization of Employer (“Sensitive Business Information”) are available and (ii) in the position of Executive Vice President, Research and Product Development the Employee has access to this Sensitive Business Information and/or will become aware of this Sensitive Business Information and/or will maintain (commercial) contacts with clients, suppliers, competitors etc. Given the aforesaid considerations (i) and (ii) in this clause, combined with the education and capacities of the Employee, the Employer has a well-founded fear that its business interest will be harmed substantially if the Employee performs competing activities as set forth in clauses 13.1 up to and including 13.5 of the Agreement within a period of 12 months after termination of the Agreement.

14	Intellectual and industrial property

14.1	The Employer is or will be considered to be, to the fullest extent allowed by law, the maker/producer/designer/breeder of all that which is made, created, improved, produced, designed, invented or discovered by the Employee during his activities performed for the Employer (the Works).

14.2	The Employee is obliged to fully and comprehensibly disclose all Works to the Employer in writing immediately after they are created or after the creation becomes known to the Employee, and in any case at the request of the Employer.

14.3	The Employee hereby transfers and assigns all his rights to and in connection with the Works to the Employer in advance.

14.4	The Employee is obliged, at first request of the Employer, to transfer and assign to the Employer all rights to and in connection with the Works that do not belong to the Employer by operation of law (van rechtswege), and that are not transferred to the Employer pursuant to article 14.3 of this Agreement. This concerns all rights, anywhere in the world, to and arising from or in connection with the Works. This obligation of the Employee remains in force even after the end of this Agreement.

14.5	The Employee agrees to perform, to the extent necessary and/or at the request of the Employer, such further acts as may be necessary or desirable to apply for, obtain and/or maintain protection for the Works, inter alia by means of the establishment of intellectual and industrial property rights. The Employee hereby grants permission and power of attorney to the Employer to the extent necessary to carry out every required act on behalf of the Employee to obtain protection for the Works, or to transfer the Works and any rights relating thereto, to the Employer. The Employer will compensate the reasonable costs made in respect hereof, in so far as the payment that the Employee receives pursuant to article 3.1 of this Agreement cannot be considered as compensation for such costs. This obligation of the Employee remains in force even after the end of the Agreement.

14.6	The Employee acknowledges that the payment ex article 3.1 of this Agreement includes a reasonable compensation for any possible deprivation of any intellectual and industrial property rights. To the extent legally possible, the Employee hereby waives his right to any additional compensation with respect to the Works.

Paasheuvelweg 25a	Chamber of Commerce:	7
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

15	Gifts

In connection with the performance of his duties, the Employee is prohibited from accepting or stipulating, either directly or indirectly, any commission, reimbursement or payment, in whatever form, or gifts from third parties other than those covered under article 1.4. The foregoing does not apply to standard promotional gifts having little monetary value.

16	Penalty clause

In the event the Employee acts in violation of any of the obligations under the articles 10 through 15 of this Agreement, the Employee shall, contrary to section 7:650 paragraphs 3, 4 and 5 Dutch Civil Code, without notice of default being required, forfeit to the Employer for each such violation, a penalty in the amount of EUR 10.000,00 as well as a penalty of EUR 1.000,00 for each day such violation has taken place and continues. Alternatively, the Employer will be entitled to claim full damages.

17	Transfer of an undertaking

The Employee shall remain under the obligation to adhere the set out in the articles 10 through 16 of this Agreement vis-à-vis the Employer, if the enterprise of the Employer or a part thereof is transferred to a third party within the meaning of section 7:662 and onwards Dutch Civil Code and this Agreement terminates before or at the time of such transfer, whereas in the event of continuation of the Agreement the Employee would have entered the employment of the acquirer by operation of law.

18	Other arrangements

Subject to the provisions in this Agreement, the arrangements related to employment conditions adopted by the Employer from time to time, as laid down in the Employee Handbook are applicable. A copy of these arrangements has been provided to the Employee. By signing this agreement, the Employee acknowledges to have received and understood the Employee Handbook and the Insider Trading Policy.

19	Employment costs regulation

The conditions of employment costs regulation determined by the Employer apply. In this context, the Employer reserves the right at its sole discretion to modify certain fringe benefits, without any compensation in return.

20	Amendment clause

20.1	The Employer reserves the right to unilaterally amend the Agreement and the arrangements referred to in article 18 of this Agreement if it has such a serious interest in that respect entailing that the interests of the Employee must yield to that in accordance with standards of reasonableness and fairness.

20.2	The Employer reserves the right to unilaterally amend the Agreement and the arrangements referred to in article 18 of this Agreement in the event of a relevant amendment of the law.

Paasheuvelweg 25a	Chamber of Commerce:	8
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

21	Applicable law, no collective labour agreement

21.1	This Agreement is governed by Dutch law.

21.2	The Agreement is not subject to any collective labour agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement

uniQure biopharma B.V.		Employee

/s/ Lilly Burggraaf		/s/ Sander van Deventer
By:	Lilly Burggraaf	By: Sander van Deventer
Title:	VP, Global Human Resources

Paasheuvelweg 25a	Chamber of Commerce:	9
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

Exhibit A

Job description Executive Vice President, Research & Product Development

Reporting to the Chief Executive Officer, the Executive Vice President, Research & Product Development will be responsible for the Employer’s research, scientific, product development and technology platform strategy and activities in support of uniQure’s corporate strategy, including basic and applied research projects, as well as the research and development of new processes, technologies and products.

Additionally, the Executive Vice President, Research & Product Development will also provide guidance on scientific-related matters within the Company and represent uniQure at scientific/medical conferences, as well as with investors and regulatory agencies. Duties will be performed on behalf of Employer and, as needed, Employer’s subsidiaries and affiliates.

Job Responsibilities:

•	Develop and implement strategies related to research, product development (including analytical development, process development and vector development) and technology development (including new AAV vectors, promoters, etc.) that support and enhance the corporate long-term plan;

•	Effectively communicate a vision and plan related to new product research and development, as well as scientific and technological matters;

•	In collaboration with the Chief Executive Officer, Chief Medical Officer, Commercial leader and Business Development leader, define and support a process and criteria for identifying new targets, indications and potential gene therapy product candidates;

•	Provide scientific guidance on strategic and operating decisions, setting strategy and performance goals;

•	Regularly reporting to the Board and other members of the organization to ensure transparency regarding the progress of research and platform development programs;

•	Work closely with the Executive Vice President, Operations, Chief Medical Officer and other key leaders to ensure execution on a global R&D and technology strategy;

•	Provide strong scientific leadership for the uniQure research, nonclinical, product development and enabling technology development teams;

Paasheuvelweg 25a	Chamber of Commerce:	10
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com

•	Work closely and collaboratively with Program Management in the execution of R&D stage-gates;

•	Lead the effort to translate discovery research into clinical-ready product candidates;

•	Establish and/or help to maintain relationships with KOL’s and academic institutions, and serve as a key liaison between the Company and its external scientific advisors and the investment community;

•	Identify and support the Business Development leader in evaluating collaboration opportunities to gain access to key capabilities and provide leadership in managing such collaborations;

•	Provide scientific expertise in support of product and clinical development activities;

•	Actively participate in the evaluation and implementation of business development opportunities, including collaborations, in-licensing and acquisitions of product candidates and technologies, including due diligence as required;

•	Actively participate in leadership team meetings, Board meetings and other key operating mechanisms required of senior management and by the Chief Executive Officer;

•	Make and attend scientific and investor presentations, and participate in key scientific, medical and investor conferences;

•	Support the establishment of and collaboration with a Scientific Committee of the Board that will work with management and the Board of Directors to provide feedback and oversite regarding R&D and technology strategy;

•	Develop budgets for relevant functional responsibilities, subject to approval by the Chief Executive Officer and Chief Accounting Officer, and ensure execution within approved targets;

•	Foster and develop an innovative and productive organization of talented employees, including the management, motivation, recruitment and evaluation of personnel;

•	Responsible for definition, implementation, maintenance and continued improvement of processes and systems, supported by meaningful Key Performance Indicators (KPI’s);

•	Constructively and collaboratively interacts with staff of other disciplines, such as Finance, Operations, Human Resources, Commercial, Legal, Business Development, Investor Relations and Clinical Development to ensure efficient day-to-day cooperation and success for the business; and

Any other duties as may from time to time be assigned by the Employer and which are commensurate with Executive Vice President, Research & Product Development’s senior executive status.

Paasheuvelweg 25a	Chamber of Commerce:	11
P.O. Box 22506	34275365
1100 DA Amsterdam, NL	legal entity: uniQure biopharma B.V.

T: +31 20 240 6000	www.uniQure.com
F: +31 20 240 6020	info@uniQure.com